Exhibit 3.24

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ALPHA SHALE RESOURCES, LP

a Delaware limited partnership

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, dated as of January 29, 2014 (this “Agreement”), is adopted, executed and agreed to by Alpha Shale Holdings, LLC, a Delaware limited liability company, as General Partner, and Rice Drilling C, LLC, a Pennsylvania limited liability company, as Limited Partner.

R E C I T A L S:

A. The Partnership was formed as a limited partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101 et seq., (as amended from time to time, the “Delaware Act”) by the filing of a Certificate of Limited Partnership for the Partnership (the “Certificate of Limited Partnership”) with the Secretary of the State of Delaware on February 3, 2010.

B. The Partnership is presently governed by that certain Agreement of Limited Partnership of Alpha Shale Resources, LP, dated as of February 3, 2010 (the “Original Partnership Agreement”).

C. On the date hereof, Foundation PA Coal Company, LLC (“Alpha”) has transferred its 4,995 Partnership Units of the Partnership, to Limited Partner pursuant to that certain Transaction Agreement dated as of December 6, 2013, among Alpha, Limited Partner, and the other parties thereto, and Alpha has ceased to be a Partner

D. The Partners desire to enter into this Agreement to, among other things, (a) amend and restate the Original Partnership Agreement in its entirety, (b) provide for the management of the Partnership and (c) set forth its respective rights and obligations.

NOW, THEREFORE, to state the entire agreement of the parties hereto with respect to their rights and obligations as general or limited partners (as the case may be) with respect to the Partnership and its affairs, and in consideration of the mutual agreements and covenants set forth herein, the parties hereto hereby amend and restate the Original Partnership Agreement in its entirety and agree as follows:

ARTICLE I

DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as described in Recital A as amended or restated from time to time.

“Delaware Act” has the meaning set forth in Recital A.

“General Partner” means Alpha Shale Holdings, LLC, a Delaware limited liability company.

“Limited Partner” means the Rice Drilling C, LLC, a Pennsylvania limited liability company.

“Original Partnership Agreement” has the meaning set forth in Recital B.

“Partner” means the General Partner or any Limited Partner.

“Partnership” means Alpha Shale Resources, LP, a Delaware limited partnership.

“Percentage Interest” means, with respect to any Partner, the percentage of cash contributed by such Partner to the Partnership as a percentage of all cash contributed by all the Partners to the Partnership.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1 Formation. Subject to the provisions of this Agreement, the Partners and Alpha formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The Partners hereby enter into this Agreement to set forth the rights and obligations of the Partnership and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

2.2 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name “Alpha Shale Resources, LP”.

2.3 Principal Office; Registered Office.

(a) The principal office of the Partnership shall be at 171 Hillpointe Drive, Suite 301, Canonsburg, Pennsylvania 15317 or such other place as the General Partner may from time to time designate.

(b) The address of the Partnership’s registered office in the State of Delaware and the name of the Partnership’s registered agent for service of process at such address shall be set forth in the Partnership’s Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware pursuant to the provisions of the Delaware Act. The Partnership’s registered office and registered agent may be changed from time to time by filing the address of the new registered office or the name and the acceptance of the new registered agent with the Secretary of State of the State of Delaware pursuant to the provisions of the Delaware Act

2.4 Term. The Partnership shall continue in existence until an election to dissolve the Partnership by the General Partner.

2.5 Organizational Certificate. A Certificate of Limited Partnership of the Partnership has been filed by the General Partner with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall cause to be filed such other certificates or documents as may be required for the formation, operation and qualification of a limited partnership in the State of Delaware and any state in which the Partnership may elect to do business. The General Partner shall thereafter file any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership (or as a partnership in which the Limited Partners have limited liability) under the laws of Delaware and any state or jurisdiction in which the Partnership may elect to do business.

2.6 Partnership Interests. Effective as of the date hereof, the General Partner shall have a 0.1% non-economic general partner Percentage Interest and the Limited Partner shall have a 99.9% limited partner Percentage Interest. Partnership Interests may be certificated. The Partners have made contributions to the capital of the Partnership as set forth on the books and records of the Partnership.

ARTICLE III

PURPOSE

The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

ARTICLE IV

CAPITAL ACCOUNT ALLOCATIONS

4.1 Capital Accounts. The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and as determined by the General Partner as consistent therewith.

4.2 Allocations. For federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in accordance with their Percentage Interests, except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations pursuant thereto.

4.3 Distributions. From time to time, but not less often than quarterly, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate. The General Partner may make such cash distribution as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property, or other securities of the Partnership or other entities. All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Partners.

ARTICLE V

MANAGEMENT AND OPERATIONS OF BUSINESS

Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; the Limited Partner shall not have any power to control or manage the Partnership.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF LIMITED PARTNER

The Limited Partner shall have no liability under this Agreement except as provided in Article IV.

ARTICLE VII

DISSOLUTION AND LIQUIDATION

The Partnership shall be dissolved, and its affairs shall be wound up as provided in Section 2.4.

ARTICLE VIII

AMENDMENT OF PARTNERSHIP AGREEMENT

The General Partner may amend any provision of this Agreement without the consent of the Limited Partner and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

ARTICLE IX

GENERAL PROVISIONS

9.1 Addresses and Notices. Any notice to the Partnership, the General Partner or the Limited Partner shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3(a).

9.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

9.3 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

9.4 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

9.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Limited Partner as of the date first set forth above.

GENERAL PARTNER:

ALPHA SHALE HOLDINGS, LLC

By:	/s/ Daniel J. Rice IV
Name: Daniel J. Rice IV
Title: Chief Executive Officer

LIMITED PARTNER:

RICE DRILLING C, LLC

By:	/s/ Daniel J. Rice IV
Name: Daniel J. Rice IV
Title: Chief Executive Officer

Signature Page to A&R Limited Partnership Agreement of Alpha Shale Resources, LP